Exhibit 99.A

News
For Immediate Release

El Paso Corporation Announces Realignment of Executive Committee

HOUSTON, TEXAS, October 19, 2009—El Paso Corporation (NYSE:EP) today announced the following changes to the executive committee of the company:

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D. Mark Leland, currently Executive Vice President and Chief Financial Officer, will become Executive Vice President and President of the Midstream Group.  Mark will be responsible for a newly created midstream business unit.  He has 15 years of midstream experience and was the Chief Operating Officer of GulfTerra Energy Partners, L.P., which was El Paso’s former midstream master limited partnership.

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John R. Sult, currently Senior Vice President & Chief Accounting Officer, will become Senior Vice President and Chief Financial Officer.  J.R. will remain the Chief Financial Officer of the general partner for El Paso Pipeline Partners, L.P.  He will also be a new member of the executive committee.

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Dane E. Whitehead, currently Senior Vice President & Chief Financial Officer, El Paso Exploration & Production Company, will become Senior Vice President Strategy and Enterprise Business Development.  Dane will be responsible for strategy and market analysis, acquisitions and divestitures, planning, investor and media relations and risk management.  He will also be a new member of the executive committee.

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Susan B. Ortenstone, currently Senior Vice President, Human Resources and Administration, will become Senior Vice President and Chief Administrative Officer.  Sue will be responsible for all administrative service functions, including human resources, information technology, communications and community relations, and administrative services.

•	James C. Yardley will continue as Executive Vice President and President of the Pipeline Group.

•	Brent J. Smolik will continue as Executive Vice President and President of El Paso Exploration & Production Company.

•	James J. Cleary will continue as President of Western Pipelines and report to Mr. Yardley.

•	Robert W. Baker will continue as Executive Vice-President and General Counsel.

With the exception of Mr. Cleary, these executives will report to Doug Foshee, Chairman, President and Chief Executive Officer of El Paso.  Mr. Sult will assume the role of Chief Financial Officer upon the filing of the September 30, 2009 Form 10-Q.  The other executives who are assuming new positions will transition out of their current roles by year end.

“I want to welcome J.R. and Dane to the executive committee,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation.  “Both have been with El Paso for less than five years, but they have already made tremendous contributions, and I know they will be impactful members of our executive committee."

“I am excited to announce the formation of a new midstream business under the direction of Mark Leland.  The North American natural gas industry is undergoing a period of rapid evolution, presenting new opportunities for synergies among our existing Pipeline and E&P businesses and a midstream unit.  I am confident that Mark’s leadership experience with our previous midstream operations and as our CFO will enable us to capitalize on these opportunities and create value for our shareholders.  We intend to reenter the midstream business at a measured pace,” Foshee added.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.  For more information, visit www.elpaso.com.

Contacts

Investor and Media Relations

Bruce Connery, Vice President
Office:  (713) 420-5855

Media Relations

Richard Wheatley, Manager
Office:  (713) 420-6828